Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Bryan Locke, Andy Duberstein and Lindsay Charles
+1 312-517-5725	Sard Verbinnen & Co
ir@gogoair.com	Gogo-SVC@sardverb.com

Gogo Announces Entry into Agreement to Sell its Commercial Aviation Business to Intelsat for $400 Million in Cash

Enhances Financial Flexibility and Positions Gogo to Accelerate Growth in Profitable Business Aviation Segment

CHICAGO – August 31, 2020 – Gogo Inc. (NASDAQ: GOGO) (“Gogo”) today announced it has entered into a definitive agreement to sell its Commercial Aviation (CA) business to Intelsat S.A. (OTC: INTEQ) (“Intelsat”) for $400 million in cash, subject to customary adjustments.

The Gogo Board of Directors has approved the transaction. Intelsat expects to finance the transaction utilizing cash on hand and borrowings under its $1 billion debtor-in-possession credit facility and has obtained support from key economic stakeholders, as well as approval from the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division, to complete the acquisition. The transaction, which is expected to close before the end of the first quarter 2021, remains subject to customary closing conditions and certain regulatory approvals.

“Following a competitive strategic review process, we’re confident this transaction unlocks the full value of the CA business for shareholders,” said Oakleigh Thorne, Gogo’s President and CEO. “Combining CA, the leading inflight connectivity provider, with Intelsat, the world’s largest global satellite operator, will create the leading vertically-integrated IFC business in the world, with the additional resources and scale to support continued growth and innovation as demand for commercial air travel recovers.”

“With shared values and a clear commitment to working with the CA team to grow the business, we are confident Intelsat is the right partner. I am extremely grateful for the CA team’s efforts – particularly over the past few months. Today’s announcement is a testament to the strength of the business they have built,” Thorne said.

Gogo, which will remain a public company, will use the proceeds from the transaction to improve its net debt position and continue to invest in growth opportunities such as Gogo 5G. With greater financial flexibility, including a lower cost of capital over time, the new Gogo will be better positioned to enhance the scale and profitability of its Business Aviation (BA) segment, which is uniquely well-positioned in an attractive and underpenetrated market.

“This transaction creates a stronger and more focused Gogo, with the singular strategic imperative of serving the business aviation market with the best inflight connectivity and entertainment products in the world,” Thorne said. “The BA market continues its sharp recovery and strong demand growth trajectory, and our BA segment is exceptionally well-positioned to drive long-term value creation in that industry.”

As part of the transaction, Gogo will enter into a 10-year network services agreement under which Intelsat will have exclusive access to Gogo ATG services for the CA market in North America, subject to minimum revenue guarantees of $177.5 million.

Intelsat intends to operate the CA business as an independent business unit, led by current CA President John Wade. The CA business will remain based in Chicago.

BDT & Company served as primary financial advisor to Gogo, J.P. Morgan and Morgan Stanley & Co. LLC served as financial co-advisors, and Debevoise & Plimpton LLP served as legal advisor.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, with additional facilities in Broomfield, Colo., and locations across the globe. Connect with us at gogoair.com.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, our ability to effectively evaluate and pursue strategic opportunities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020, our quarterly report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 11, 2020, and our quarterly report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 10, 2020.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.